Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our reports dated February 18, 2017 and February 26, 2018, with respect to the consolidated financial statements of Franklin Parent, LLC as of and for the year ended December 31, 2016 and the financial statements of LR-Bayshore 1, LLC as of and for the year ended December 31, 2017, respectively, included in the Annual Report on Form 10-K for the year ended December 31, 2018, which are incorporated by reference in this Registration Statement.  We consent to the incorporation by reference of the aforementioned reports in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ FRAZEE IVY DAVIS, PLC

Memphis, TN
May 10, 2019